ASSET ACQUISITION AGREEMENT

Between

SYLIOS CORP

And

THE GREATER CANNABIS COMPANY, INC.

April 21, 2017

ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 21st day of April, 2017 by and between SYLIOS CORP (SYLIOS as to this agreement) a Florida Corporation (hereinafter referred to as “SYLIOS”) and THE GREATER CANNABIS COMPANY, INC. (GCC as to this agreement) a Florida corporation (hereinafter referred to as “GCC ”), upon the following premises:

Premises

WHEREAS, SYLIOS CORP is a publicly held corporation duly organized under the laws of Florida; and

WHEREAS, THE GREATER CANNABIS COMPANY, INC. is a publicly held corporation duly organized under the laws of Florida; and

WHEREAS, BUD BANK, LLC is a privately held limited liability company duly organized under the laws of Florida.

WHEREAS, Management of the constituent corporations have determined that it is in the best interest of the parties that GCC acquire one hundred percent of SYLIOS’ wholly owned subsidiary, Bud Bank, LLC (“BANK”) in exchange for future royalty payments.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SYLIOS AND BANK

As an inducement to, and to obtain the reliance of GCC, SYLIOS represents and warrants as follows:

Section 1.01 Organization. SYLIOS is a for profit corporation duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of SYLIOS’ articles or bylaws, or otherwise to authorize the execution and delivery of this Agreement. SYLIOS has full power, authority, and legal right and has taken all action required by law and otherwise to consummate the transactions herein contemplated.

Section 1.02 Ownership of Bud Bank, LLC. SYLIOS has good and marketable title to all Membership Units (the “UNITS”) of Bud Bank, LLC free and clear of all liens, pledges, charges, or encumbrances.

Section 1.03 Contracts. There are no “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which BANK is a party or by which it or any of its patents, assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least five thousand dollars ($5,000));

a)	All contracts, agreements, franchises, license agreements, and other commitments to which BANK is a party or by which its properties are bound and which are material to the operations of BANK taken as a whole are valid and enforceable by BANK in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

b)	BANK is not a party to or bound by, and the properties of BANK are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of BANK; and

c)	BANK is not a party to any agreement, contract, or indenture relating to the borrowing of money, guaranty of any obligation, other than one on which SLMI Energy Holdings, LLC is a primary Lender, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $5,000 in the aggregate; (vi) collective bargaining agreement; or agreement with any present or former officer or director of SYLIOS.

Section 1.04 No Conflict with Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which SYLIOS is a party or to which any of its properties or operations are subject.

Section 1.05 Governmental Authorizations. Except as set forth in the SYLIOS Schedules, SYLIOS has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by SYLIOS of this Agreement and the consummation by SYLIOS of the transactions contemplated hereby.

Section 1.06 Valid Obligation. This Agreement and all agreements and other documents executed by SYLIOS in connection herewith constitute the valid and binding obligation of SYLIOS, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF GCC

As an inducement to, and to obtain the reliance of SYLIOS and the SYLIOS Shareholders, GCC represents and warrants as follows:

Section 2.01 Organization. GCC is a corporation duly organized, validly existing, and in good standing under the laws of the Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of GCC’S Articles of Incorporation or Bylaws. GCC has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and GCC has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Securities Filings; Financial Statements.

(a) GCC is required to file forms or reports with the Securities and Exchange Commission and is in compliance with all such requirements.

Section 2.03 Information. The information concerning GCC set forth in this Agreement and the GCC SEC filings are complete and accurate in all material respects and do not contain any untrue statements of a material fact or omit to state a material fact required toe the statements made, in light of the circumstances under which they to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.04 Absence of Certain Changes or Events. Except as disclosed in its filings or permitted in writing by SYLIOS, since the date of the most recent GCC filings:

i. There has not been (i) any material adverse change in the business, operations, properties, assets or condition of GCC or (ii) any damage, destruction or loss to GCC (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of GCC;

ii. GCC has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of GCC; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment or arrangement, made to, for or with its officers, directors, or employees;

iii. To the best knowledge of GCC, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of GCC.

Section 2.05 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge GCC after reasonable investigation, threatened by or against GCC or affecting GCC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in its filings. GCC has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.06 Material Contract Defaults. GCC is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of GCC and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which GCC has not taken adequate steps to prevent such a default from occurring except as disclosed in its filings.

Section 2.07 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which GCC is a party or to which any of its assets or operations are subject.

Section 2.08 Governmental Authorizations. GCC has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by GCC of this Agreement and the consummation by GCC of the transactions contemplated hereby.

Section 2.09 Compliance With Laws and Regulations. To the best of its knowledge, GCC has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of GCC or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.10 Approval of Agreement. The board of directors of GCC has authorized the execution and delivery of this Agreement by GCC

Section 2.11 Material Transactions or Affiliations. Except as disclosed herein and in the GCC Schedules, there exists no contract, agreement or arrangement between GCC and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer or director. GCC has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.12 Valid Obligation. This Agreement and all agreements and other documents executed by GCC in connection herewith constitute the valid and binding obligation of GCC, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE III

PLAN OF ACQUISITION

Section 3.01 At Closing, SYLIOS shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, ONE HUNDRED PERCENT (100.0%) of the UNITS of BANK. In exchange for the transfer of SAID UNITS of BANK by SYLIOS, GCC shall assign SYLIOS a royalty of Ten percent (10%) from the net sales proceeds generated by BANK through its operations up to a combined payment amount of Fifty Thousand and NO/100 Dollars ($50,000.00), thereafter SYLIOS shall receive a three percent (3%) royalty for perpetuity.

i. SYLIOS shall file a Reinstatement with the State of Florida on or before May 10, 2017. In the event that SYLIOS fails to file the Reinstatement and/or pay all fees due to the State of Florida for BANK, GCC may rescind this transaction.

ii. Upon Notice from the State of Florida that BANK is in “Good Standing”, SYLIOS shall then file a Notice of Conversion and Articles of Incorporation for BANK converting the entity to a Florida for-profit corporation.

iii. All monies due under Sections 3.01.i and 3.01.ii are to be paid by SYLIOS.

For purposes of this Agreement, all accounting terms such as “assets”, “tangible”, “liabilities”, “net income”, etc. shall be determined by reference to U.S. generally accepted accounting principles, consistently applied, as interpreted or modified by Regulation S-X promulgated under the Securities Exchange Act of 1934, and shall not include the cumulative effect of accounting changes, changes or additional resulting from the transactions contemplated hereby, changes in accounting principles.

Section 3.02 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement, the closing documents, and any other changes or amendments as agreed, shall be on a date and at such time as the parties may agree (“Closing Date”) but not later than May 10, 2017 (Closing date), Such Closing shall take place at a mutually agreeable time and place with GCC.

Section 3.03 Closing Events. At the Closing SYLIOS and GCC shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby

Section 3.04 Termination. This Agreement may be terminated by the board of directors of either SYLIOS or GCC at any time prior to the Closing Date. If this Agreement is terminated, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder and each respective party shall bear its own costs.

ARTICLE IV

SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. SYLIOS will afford to the officers and authorized representatives of GCC full access to the properties, books and records of BANK, as the case may be, in order that GCC may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of BANK, and will furnish GCC with such additional financial and operating data and other information as to the business and properties of BANK, as the case may be, as GCC shall from time to time reasonably request.

Section 4.02 Delivery of Books and Records. SYLIOS shall deliver all corporate documents of BANK at Closing.

Section 4.03 Third Party Consents and Certificates. SYLIOS and GCC agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Indemnification.

i. GCC hereby agrees to indemnify SYLIOS and each of the officers, agents and directors of SYLIOS as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ii. SYLIOS hereby agrees to indemnify GCC and each of the officers, agents, and directors of GCC and each of the GCC Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

MISCELLANEOUS

Section 5.01 Brokers. SYLIOS and GCC agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.

Section 5.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Florida without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States, (b) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 5.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to SYLIOS, to:	SYLIOS CORP
244 2nd Ave N., Suite 9
St. Petersburg, FL 33701

If to GCC, to	THE GREATER CANNABIS COMPANY, INC.
244 2nd Ave N., Suite 9
St. Petersburg, FL 33701

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 5.04 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 5.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 5.06 Third Party Beneficiaries. This contract is strictly between SYLIOS and GCC, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

Section 5.07 Expenses. Each of SYLIOS and GCC will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 5.08 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 5.09 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 5.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 5.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 5.12 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

SYLIOS CORP

BY:	/s/ Wayne Anderson
Wayne Anderson
President

THE GREATER CANNABIS COMPANY, INC.

BY:	/s/ Wayne Anderson
Wayne Anderson President